Exhibit 99.1
                           [Capitol Transamerica Logo]


FOR IMMEDIATE RELEASE                                     Contact:George A. Fait
                                                                 (608) 231-4456


                   CAPITOL TRANSAMERICA CORPORATION ANNOUNCES
                   MERGER AGREEMENT WITH ALLEGHANY CORPORATION


      Madison, Wisconsin, July 20, 2001 - Capitol Transamerica Corporation (Nasdaq: CATA) today announced the signing of a definitive merger agreement under which Alleghany Corporation (NYSE: Y) will acquire Capitol Transamerica at a price of $16.50 per share in cash.

      Capitol Transamerica is an insurance holding company, based in Madison, WI, that writes specialty lines of property and casualty insurance as well as fidelity and surety coverages, primarily through its subsidiary, Capitol Indemnity Corporation ("CIC"). CIC operates in 37 states with a geographic concentration in the Midwestern and Plains States. CIC conducts business through independent and general insurance agents located throughout the United States. The Capitol Transamerica Group is rated A+ (Superior) by A.M. Best Company, Inc., an independent organization that analyzes the insurance industry.

      Alleghany Corporation is engaged through its subsidiaries, Alleghany Underwriting Holdings Ltd, World Minerals Inc. and Heads & Threads International LLC, in the businesses of global insurance and reinsurance, industrial minerals and industrial fasteners.

      The transaction, valued at approximately $182 million, has been approved by the Board of Directors of both Capitol Transamerica and Alleghany Corporation and is subject to closing conditions, including the approval of holders of two-thirds of Capitol Transamerica's outstanding shares of common stock and certain regulatory approvals. The parties expect that a closing will occur by the end of the year.

      As reported under generally accepted accounting principles, Capitol Transamerica's consolidated assets and stockholders' equity as of March 31, 2001 were $283.0 million and $144.5 million, respectively, and its net income was $14.5 million on revenues of $109.5 million in 2000 and $1.9 million on revenues of $23.6 million in the first quarter of 2001. As of March 31, 2001, Capitol Transamerica's insurance subsidiaries reported total statutory surplus of $113.7 million.

      George A. Fait, Chairman and President of Capitol Transamerica, said, "We are fortunate to have found a partner in Alleghany that will enable us to continue our operations in Madison. We look forward to contributing to the growth and prosperity of the company and to


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further encourage our agents to increase production with us. Alleghany's support of Capitol Transamerica is gratifying and we intend to expand our operations by offering a wider range of products. The long-term investors in Capitol Transamerica have been rewarded in the past and this sale enables them to realize a cash benefit for the faith they have had in the company, its management and employees."

      John J. Burns, Jr., President and Chief Executive Officer of Alleghany, said, "This acquisition reinforces our commitment to building shareholder value through the ownership of profitable operating companies. Capitol Transamerica has achieved a record of growth and profitability while building its quality specialty insurance franchise throughout the Midwest. We intend to support the continued growth of Capitol Transamerica and we look forward to welcoming Capitol Transamerica into the Alleghany family of companies."

      Capitol Transamerica was advised by Lazard and Alleghany was advised by Merrill Lynch.

      Capitol Transamerica intends to call a special meeting of its shareholders as soon as practicable to seek shareholder approval of the merger. The proxy statement for that meeting will include a complete description of the transaction. Capitol Transamerica shareholders are urged to read the proxy statement when it becomes available because it will contain important information. Capitol Transamerica will file the proxy statement with the Securities and Exchange Commission ("SEC"). Capitol Transamerica shareholders may obtain (when available) a free copy of the proxy statement and other documents filed with the SEC at its Web site at www.sec.gov. The proxy statement and these other documents may also be obtained (when available) from Capitol Transamerica Corporation, 4610 University Avenue, Madison, Wisconsin 53705. Detailed information regarding the identity and interests of individuals who may be deemed participants in the solicitation of proxies relating to the shareholder meeting is available in the soliciting materials on Schedule 14A that Capitol Transamerica filed with the SEC on July 20, 2001, which investors can obtain free of charge at the SEC's Web site at www.sec.gov or from Capitol Transamerica upon written request.

      This press release contains forward-looking statements with respect to the anticipated effects of the merger and the expected time of the closing of the transaction. The actual results and timing of the transaction could be significantly different, depending, among other things, on the timing of regulatory matters associated with the transaction. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.